Exhibit 99.1

501 Elliott Ave. W. #400	T 206.312.7100
Seattle, WA 98119	F 206.272.4010

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

April 27, 2012 Seattle — Cell Therapeutics, Inc. (the “Company” or “CTI”) (NASDAQ: CTIC and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s U.S. Securities and Exchange (“SEC”) filings and the Registration Document authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information. Please note that all the information disclosed in this press release primarily refers to the period March 1, 2012 through March 31, 2012 except as otherwise expressly noted.

Provisional (unaudited) financial information and EBITDA as of March 31, 2012

The following information concerns the Company’s provisional (unaudited) results for the month ended March 31, 2012.

Such financial information represents estimates that are based on assumptions the occurrence of which depends on circumstances relating to the Company and the macroeconomic situation, and which assumptions might or might not occur.

The following table reports the estimated indication of a few relevant items referring to the unaudited statements of operations for the month ended March 31, 2012:

Estimated financial data of the Company for the month ended March 31, 2012

The estimated and unaudited financial data of the Company as of March 31, 2012 compared with those for the previous month are shown below (amounts in thousands of U.S. dollars):

	February 29, 2012	March 31, 2012
Net revenue	$—	$—
Operating income (expense)	$(5,465)	$(7,139)
Profit(Loss) from operations	$(5,465)	$(7,139)

Other income (expenses), net	$330	$290
Preferred Stock:
-Deemed Dividend	$—	$—
EBITDA	$(5,135)	$(6,849)

Depreciation and amortization	$(170)	$(179)
Amortization of debt discount and issuance costs	$—	$—
Interest expense	$(1)	$(52)

Net profit /(loss) attributable to common shareholders	$(5,306)	$(7,080)

Estimated research and development expenses were $2.7 million for the month of February 2012 and $2.9 million for the month of March 2012.

There were no convertible notes or shares of preferred stock outstanding as of February 29, 2012 and March 31, 2012.

Estimated Net Financial Standing

The following table reports the estimated and unaudited net financial standing of the Company as of February 29 , 2012 and March 31, 2012, including the separate indication of the total estimated financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant estimated financial data are compared with those for the previous month (amounts in thousands of U.S. dollars).

Estimated Net Financial Standing	February 29, 2012	March 31, 2012
Cash and cash equivalents	$31,789	$27,380
Long term obligations, current portion	$(898)	$(563)
Estimated Net Financial Standing, current portion	$30,891	$26,817
portion
Long term obligations, less current portion	$(3,075)	$(3,521)
Net financial standing, less current portion	$(3,075)	$(3,521)
Estimated Net Financial Standing	$27,816	$23,296

The total estimated and unaudited net financial standing of the Company as of March 31, 2012 was approximately $23,296 (in thousands of U.S. dollars).

In March 2012, the Company had no debt that matured and did not issue any new debt instruments. As of today, the Company has no debt outstanding.

Regulatory Matters and Products in Development

Pixuvri™ (pixantrone dimaleate)

a) Marketing authorization process in U.S.A.

On January 30, 2012, the Company announced that it had voluntarily withdrawn its new drug application (the “NDA”) for Pixuvri™ from the U.S. Food and Drug Administration (the “FDA”). The NDA was withdrawn because, after communications with the FDA, the Company needed additional time to prepare for the review of the NDA by the FDA’s Oncologic Drugs Advisory Committee (“ODAC”) at meeting scheduled for February 9, 2012. Prior to withdrawing the NDA, the Company requested that the FDA consider rescheduling the review of the NDA to the ODAC meeting to be held in late March 2012. The FDA was unable to accommodate the Company’s request to reschedule, and given the April 24, 2012 Prescription Drug User Fee Act (“PDUFA”) date, the only way to have Pixuvri possibly considered at a later ODAC meeting was for the Company to withdraw and later resubmit the NDA. The Company plans to resubmit the NDA in 2012.

b) Marketing authorization process in Europe

On February 17, 2012, the Company announced that Pixuvri has been granted a positive opinion for conditional approval from the European Medicine Agency’s (the “EMA”) Committee for Human Medicinal Products (the “CHMP”). The CHMP recommended Pixuvri for conditional approval as monotherapy for the treatment of adult patients with multiple relapsed or refractory aggressive non-Hodgkin’s B-cell lymphomas (“NHL”). A conditional marketing authorization is renewable annually. Under the provisions of the conditional marketing authorization for Pixuvri, the Company will be required to complete a post-marketing study aimed at confirming the clinical benefit previously observed. Based on the CHMP’s recommendation, the Company expects that a conditional marketing authorization for Pixuvri should be granted by the European Commission during the second quarter of 2012.

Pacritinib

On April 19, 2012,, the Company and S*BIO Pte Ltd announced that the companies had entered into an asset purchase agreement pursuant to which the Company will acquire world-wide rights to S*BIO’s pacritinib, a highly selective JAK2 (Janus Associated Kinase 2) inhibitor. Pacritinib is an oral JAK2 selective inhibitor that has demonstrated encouraging clinical benefit in phase 1 and 2 clinical studies in patients with primary myelofibrosis (“MF”) or MF secondary to other myeloproliferative neoplasms. Pacritinib has orphan drug designation in the U.S. and Europe for MF. Pursuant to the terms of the agreement, the Company will make an upfront payment of $15 million (of which $2.0 million was paid as a deposit at signing) and issue $15 million shares of unregistered preferred stock convertible into the Company’s common stock. The agreement also includes up to $132.5 million of regulatory success- and sales-based milestone payments, as well as single digit royalties on net sales. The Company will be solely responsible for development and commercialization activities of pacritinib worldwide. The agreement will be subject to satisfaction of certain closing conditions. For further information about the reasons, modalities, terms and conditions of the transaction, as well as about the main economic effects on the Company, please refer to the press release issued by the Company on April 19, 2012 and the Company’s Current Report on Form 8-K filed with the SEC on April 24, 2012.

Exchange Listing Matters

With respect to the period from March 1, 2012 through March 31, 2012, the Company has no additional information to disclose to the market.

Update on Outstanding Shares of Common Stock

The number of shares outstanding of the Company’s common stock, no par value (the “Common Stock”), issued and outstanding as of February 29, 2012 and March 31, 2012 was 226,585,253 and 226,575,633, respectively.

During the month of March 2012, the following transactions contributed to the change in the number of shares of the Company’s outstanding Common Stock:

•	issuance of 25,000 shares of Common Stock under the 2007 Equity Incentive Plan, as amended and restated (the “Equity Incentive Plan”), and

•	cancellation of 34,620 shares of Common Stock under the Equity Incentive Plan.

The Company is not aware of any agreement for the resale of its shares of Common Stock on the MTA nor of the modalities by means of which shares of Common Stock were or will be resold.

Information about the capacity of the Company to sustain its financial needs

As disclosed in this press release, the Company had approximately $27.4 million in cash and cash equivalents as of March 31, 2012.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of Pixuvri include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with Pixuvri in particular, including, without limitation, the potential failure of Pixuvri to prove safe and effective for the treatment of relapsed or refractory aggressive NHL, relapsed/refractory diffuse large B-cell lymphoma and/or other tumors as determined by the FDA and/or the EMA; that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled; that the FDA may request additional clinical trials; that a conditional marketing authorization for Pixuvri may not be granted by the European Commission during the second quarter of 2012 or at all; that the European Commission may not formally adopt the CHMP’s recommendation regarding Pixuvri; the Company’s conditional marketing authorization, if granted, may not be renewed; that Pixuvri may not be immediately available to patients in the EU; that the Company may not be approved in the EU and the Company may not launch, market and commercialize Pixuvri as planned; that the Company may not be able to complete the PIX306 clinical trial of Pixuvri-rituximab versus gemcitabine-rituximab in patients with aggressive B-cell NHL, who failed front-line CHOP-R and who are not eligible for ASCT (2nd line) or failed ASCT (3rd or 4th line) by June 2015 or at all as required by the EMA or have the results of such trial available by June 2015 or at all; that the Company may not be able complete a post-marketing study aimed at confirming the clinical benefit observed in the PIX 301 trial; that the Company may not be able to address satisfactorily the two key matters raised by the FDA’s Office of New Drugs (the “OND”) or other matters raised by the FDA the OND, and/or the FDA’s Division of Oncology Drug Products (the “DOD1”); that the Company’s interpretation of the guidance provided by the FDA, the OND and/or the DOD1 may be different than the intent of the FDA, OND and/or the DOD1; that the FDA, OND and/or the DOD1 may change its guidance; that the PIX301 study may not be deemed successful; that upon a re-review or resubmission of the NDA, that the FDA may find Pixuvri to not be safe and/or effective; that the PIX301 study may still be deemed to be a failed study; that if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of Pixuvri; that the Company may not be able to provide satisfactory information in response to the FDA’s Complete Response Letter; that the Company cannot guarantee that the NDA will be resubmitted in 2012; that the FDA may not accept the NDA if resubmitted; that the FDA may not allow the to-be-resubmitted NDA to be reviewed at a future ODAC meeting; that the Company may not obtain approval of the to-be-resubmitted NDA from the FDA in 2012; the potential failure of pacritinib to prove safe and effective for the treatment of patients with primary MF or MF secondary to other MPNs as determined by FDA and/or the EMA; that pacritinib may not satisfy a medical need not currently addressed with existing non-selective JAK1/JAK2 inhibitors; that the phase III study of pacritinib may not occur as planned; that the acquisition of pacritinib may not be timely completed, if at all; that the projected benefits of the acquisition of pacritinib may not materialize as expected; that the Company may not be able to successfully implement its plans, strategies and objectives related to the acquisition and development of pacritinib; that the Company cannot guarantee that it will maintain compliance with the NASDAQ listing standards; the risk that the Company may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, and costs of developing, producing and selling Pixuvri. Further risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further reduce its operating expenses, that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation, and that the information presented herein with respect to the Company’s convertible notes and non-convertible preferred stock may differ materially from the information presented by the Company with respect to its convertible notes and non-convertible preferred stock prepared in accordance with U.S. GAAP in its periodic reports on Form 10-K and Form 10-Q, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Cell Therapeutics, Inc.

Ed Bell

T: 206.272.4345

F: 206.272.4434

Lindsey Jesch Logan

T : 206.272.4347

F : 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors